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                                                                     EXHIBIT 5.1

                      POSTERNAK, BLANKSTEIN & LUND, L.L.P.
                                ATTORNEYS AT LAW
                                   ----------
                             100 CHARLES RIVER PLAZA
                        BOSTON, MASSACHUSETTS 02114-2723


TEL   617-973-6100
FAX   617-367-2315
E-MAIL  pbl@pbl.com


                                                                  July 8, 1999


UNICCO Service Company
Four Copley Place
Boston, Massachusetts 02116

      Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

      This opinion is rendered to you in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of a maximum aggregate amount of $5 million of deferred compensation obligations (the "Obligations") of UNICCO Service Company, a Massachusetts business trust (the "Company"), to be offered to employees of the Company under the Company's Deferred Compensation Plan (the "Plan").

      We have acted as counsel to the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined the Declaration of Trust of the Company dated as of December 24, 1988, as amended; the By-laws of the Company; the Plan; such records of the proceedings of the Company as we have deemed material; the Registration Statement and all exhibits thereto; and such other documents as we have deemed necessary to enable us to render this opinion.

      We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

      In rendering the opinion expressed herein, we assume that all steps necessary to comply with the registration requirements of the Securities Act and with applicable requirements of state law regulating the sale of securities will be duly taken.
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POSTERNAK, BLANKSTEIN & LUND, L.L.P.

UNICCO Service Company
July 8, 1999
Page 2

      Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability
(1) may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting creditors' rights generally, and (2) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      This opinion is rendered solely for your benefit, and may not be relied upon by any other party without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement.

                                    Very truly yours,

                                    POSTERNAK, BLANKSTEIN & LUND, L.L.P.



                                    By: /s/ Michael L. Andresino
                                        --------------------------------
                                        A Partner Thereof